Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the Common Units representing limited partner interests of Foresight Energy LP, and that this agreement be included as an Exhibit 99 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of September 27, 2019.

ESTATE OF CHRISTOPHER CLINE

By:	/s/ Timothy Elliott
Name: Timothy Elliott
Title: Co-Personal Representative of the Estate of Christopher Cline

By:	/s/ Lesslie H. Ray
Name: Lesslie H. Ray
Title: Co-Personal Representative of the Estate of Christopher Cline

ELLIOTT

/s/ Timothy Elliott
Timothy Elliott, as Co-Personal Representative of the Estate of Christopher Cline

RAY

/s/ Lesslie H. Ray
Lesslie H. Ray, as Co-Personal Representative of the Estate of Christopher Cline